FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	1/11/13
Settle Date	1/29/13
Security Name	TRIBE NY 5% 11/15/2024
CUSIP	89602NE83
Price	123.074
Transaction Value	$4,922,960.00
Class Size	$ 434,635,000
% of Offering	0.920%
Underwriter Purchased From	Jefferies
Underwriting Members: (1)	Jefferies
Underwriting Members: (2)	Goldman, Sachs & Co.
Underwriting Members: (3)	Loop Capital Markets LLC
Underwriting Members: (4)	BofA Merrill Lynch
Underwriting Members: (5)	Barclays
Underwriting Members: (6)	Citigroup
Underwriting Members: (7)	J.P. Morgan
Underwriting Members: (8)	Morgan Stanley
Underwriting Members: (9)	Ramirez & Co., Inc.
Underwriting Members: (10)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (11)	Wells Fargo Securities
Underwriting Members: (12)	BB&T Capital Markets
Underwriting Members: (13)	Duncan-Williams Inc.
Underwriting Members: (14)	Edward Jones
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	FirstSouthwest
Underwriting Members: (17)	M.R.Beal & Company
Underwriting Members: (18)	Piper Jaffray & Co.
Underwriting Members: (19)	Raymond James Morgan Keegan
Underwriting Members: (20)	RBC Capital Markets
Underwriting Members: (21)	Rice Financial Products Company
Underwriting Members: (22)	Roosevelt & Cross, Incorporated
Underwriting Members: (23)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (24)	TD Securities (USA) LLC